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                                                                    EXHIBIT 99.1

VERSO TECHNOLOGIES LOGO

400 Galleria Parkway
Suite 300
Atlanta, GA  30339



               MEDIA RELATIONS CONTACT:             INVESTOR RELATIONS CONTACT:
                    Gordon Murray                         Jennifer Pepper
               Verso Technologies, Inc.           Director of Investor Relations
                     678-589-3563                    Verso Technologies, Inc.
               gordon.murray@verso.com                     678-589-3579
                                                     jennifer.pepper@verso.com


                   VERSO TECHNOLOGIES TO ACQUIRE MESSAGECLICK
              Acquisition provides Verso with unique ASP offering
 Unified messaging tools will provide Verso's customers with special advantage

ATLANTA, GA - November 3, 2000 - Verso Technologies, Inc. (Nasdaq: VRSO), a leading full service provider (FSP) of business technology solutions, announced today that it has signed a definitive merger agreement for the acquisition of MessageClick, Inc., a business-to-business application service provider (ASP) that provides integrated voice and data messaging services.

MessageClick, based in New York City, is a privately held company that offers unified communications solutions that allow users to manage all of their voice, fax and e-mail communication by computer and over the telephone. Because all messages are received in electronic format, they can easily be forwarded, printed, deleted or saved with the click of a mouse.

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According to the terms of the merger agreement, the MessageClick preferred stockholders will be entitled to receive an estimated 1.4 million shares of restricted Verso common stock and warrants to purchase approximately 180,000 shares of restricted Verso common stock. The merger consideration will be adjusted under certain circumstances. In addition, the MessageClick stockholders will be entitled to receive additional consideration, payable in shares of Verso common stock, if Verso receives certain investment commitments no later than December 31, 2000, and/or if MessageClick meets certain performance targets for the year ending December 31, 2001.

As a result of the transaction, Verso will assume an estimated $4.5 million in MessageClick liabilities. Verso has already provided $1.8 million in bridge financing to MessageClick.

At the closing of the transaction, Verso will have raised $9 million from certain strategic MessageClick preferred stockholders to fund the expected cash requirements of the MessageClick investment ($1.8 million of which Verso has funded MessageClick to date); $4.5 million of the company's September private placement was designated for such purposes, and $4.5 million will be raised through the issuance by Verso of 7.5% convertible debentures with a 5-year maturity. In connection with the issuance of the convertible debenture, Verso will issue warrants to purchase up to one million shares of common stock at an exercise price of $7.50. The debenture and warrant purchase transaction will close simultaneously with the merger closing.

The MessageClick acquisition will be accounted for as a purchase, and the expected November closing is subject to the receipt of the approval of the MessageClick stockholders and certain creditor agreements, the consent of Verso's primary lender, the consummation of the sale of the 7.5% debentures and warrants noted above, and other customary closing conditions.

Steve Odom, chairman and chief executive officer of Verso, said, "MessageClick has a significant presence in key industries already targeted by Verso, including the financial and communication service provider marketplaces. As we enter the growth part of our strategy, it is our intent to continue to add other proprietary products and services to our suite of offerings that add value to customers in these verticals. The acquisition of MessageClick and its technology

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allows us to offer our customers state-of-the-art communication services that will simplify their daily communications." Odom continued, "Furthermore, the structure of the transaction and the committed funding gives us the opportunity to add MessageClick's technology to our already broad suite of offerings without tapping our cash reserves."

Ben Feder, chief executive officer and founder of MessageClick, commented, "The ability to offer customers expertise in Internet-based voice communications differentiates Verso from other technology providers. Verso's customers will reap the benefits of working with a company that can truly service the customer's technology needs from start to finish, going beyond traditional solutions to give customers a competitive edge." Feder continued, "We anticipate that the combined companies can achieve significant cost savings in the areas of customer care, network operations, and administrative costs. We expect that these savings, together with enhanced product offerings, will further increase our competitiveness as unified messaging continues to be adopted by mainstream users."

ABOUT MESSAGECLICK, INC.

Founded in 1996, MessageClick provides internet-based outsourced messaging services including fax, voice and unified messaging. The company offers its services directly to end-users and through service providers, which include cable operators, telephone companies, and major ISPs. For more information, visit www.messageclick.com , or call 1-877-9-MCLICK.

ABOUT VERSO TECHNOLOGIES, INC.

Headquartered in Atlanta, Georgia, Verso Technologies, Inc. is a full service provider (FSP) of application and outsourced IT solutions that seek to add value for clients by giving them the edge they need to stay competitive. Verso's full service solutions include eBusiness consulting, web design and development, application hosting, application and network integration, enterprise management services and outsourced customer resource center services. Based on each client's needs, Verso plans, builds and runs personalized business solutions that seek to improve

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profitability, efficiency, speed and/or customer service capabilities. Verso can be reached at www.verso.com or by calling 678.589.3500.

FORWARD LOOKING STATEMENTS

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "will" and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us.

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